                                                                    EXHIBIT 12.1

                               EL PASO CORPORATION
                COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                              (DOLLARS IN MILLIONS)


                                                                             FOR THE YEAR ENDED DECEMBER 31,
                                                                             --------------------------------
                                                               1997          1998          1999          2000          2001
                                                            ----------     --------     ----------    -----------   ----------
Earnings
        Pre-tax income (loss) from continuing operations      $ 1,164      $   157        $   329        $ 1,776      $   256
        Minority interest in consolidated subsidiaries             32           60             93            204          217
        Income from equity investees                             (208)        (212)          (285)          (392)        (496)
                                                            ----------     --------     ----------    -----------   ----------

        Pre-tax income (loss) from continuing operations
          before minority interest in consolidated
          subsidiaries and income from equity investees           988            5            137          1,588          (23)

        Fixed charges                                             744          826            991          1,400        1,492
        Distributed income of equity investees                    114           96            194            321          298
        Capitalized interest                                      (24)         (36)           (64)           (82)         (65)
        Preferred returns on consolidated subsidiaries            (47)         (75)          (105)          (220)        (233)
                                                            ----------     --------     ----------    -----------   ----------

              Totals earnings available for
                fixed charges                                 $ 1,775      $   816        $ 1,153        $ 3,007      $ 1,469
                                                            ==========     ========     ==========    ===========   ==========

Fixed charges
        Interest and debt costs                               $   655      $   710        $   834        $ 1,114      $ 1,210
        Interest component of rent                                 42           41             52             66           49
        Preferred returns on consolidated subsidiaries             47           75            105            220          233
                                                            ----------     --------     ----------    -----------   ----------

              Total fixed charges                             $   744      $   826        $   991        $ 1,400      $ 1,492
                                                            ==========     ========     ==========    ===========   ==========

Ratio of earnings to fixed charges(1)(2)(3)                       2.39         0.99           1.16           2.15         0.98
                                                            ==========     ========     ==========    ===========   ==========

                                                                       FOR THE SIX MONTHS
                                                                          ENDED JUNE 30,
                                                                    --------------------------
                                                                       2001            2002
                                                                    ----------       ---------
Earnings
        Pre-tax income (loss) from continuing operations              $  (620)        $   375
        Minority interest in consolidated subsidiaries                    118             139
        Income from equity investees                                     (200)           (191)
                                                                    ----------      ---------

        Pre-tax income (loss) from continuing operations
          before minority interest in consolidated
          subsidiaries and income from equity investees                  (702)            323

        Fixed charges                                                     765             846
        Distributed income of equity investees                            107             119
        Capitalized interest                                              (35)            (18)
        Preferred returns on consolidated subsidiaries                   (125)           (147)
                                                                    ----------      ---------

              Totals earnings available for
                fixed charges                                         $    10         $ 1,123
                                                                    ==========      =========

Fixed charges
        Interest and debt costs                                       $   616         $   680
        Interest component of rent                                         24              19
        Preferred returns on consolidated subsidiaries                    125             147
                                                                    ----------      ---------

              Total fixed charges                                     $   765         $   846
                                                                    ==========      =========

Ratio of earnings to fixed charges(1)(2)(3)                               0.01           1.33
                                                                    ==========      =========

(1) Our ratio of earnings to fixed charges during the periods presented was impacted by the following significant items:
     -2001 - Merger with The Coastal Corporation and approximately $135 million of ceiling test charges;
     -1999 - Merger with Sonat, Inc. and approximately $352 million of ceiling test charges; and
     -1998 - Approximately $1,035 million of ceiling test charges.

(2) In the second quarter of 2002, we reclassified our coal mining operations to discontinued operations. This reclassification had an immaterial impact on our historical ratios of earnings to fixed charges.

(3) Earnings were inadequate to cover fixed charges by $23 million and $10 million for the years ended December 31, 2001 and 1998 and by $755 million for the six months ended June 30, 2001.

    For purposes of computing these ratios: earnings means pre-tax income
    (loss) from continuing operations before:
       -adjustment for minority interest in consolidated subsidiaries;
       -income from equity investees, adjusted to reflect actual distributions from equity investments; and
       -fixed charges;
    less:
       -capitalized interest; and
       -preferred returns on consolidated subsidiaries.

    Fixed charges means the sum of the following:
       -interest costs, not including interest on rate refunds;
       -amortization of debt costs;
       -that portion of rental expense which we believe represents an interest factor; and
       -preferred returns on consolidated subsidiaries.